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                                                                 EXHIBIT (d)(24)

                                   FORM OF
                        ADDENDUM TO ADVISORY AGREEMENT

     The Advisory Agreement made the 9th day of November, 1987, and subsequently amended on January 17, 1989, January 4, 1994, August 15, 1994, November 20, 1995, December 18, 1998, December 15, 1999, January 28, 2000 and August 14, 2000
between the PACIFIC SELECT FUND (the "Fund"), a Massachusetts business trust, and PACIFIC LIFE INSURANCE COMPANY (the "Adviser"), a corporation organized under the laws of California, (the "Agreement") is hereby amended by the addition of the provisions set forth in this Addendum to the Agreement ("Addendum"), which is made this ____ day of __________ 2000.

                                  WITNESSETH:

     WHEREAS, the Fund is authorized to issue an unlimited number of shares of beneficial interest ("Beneficial Interest") in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

     WHEREAS, the Fund currently consists of twenty-two series designated as the Money Market Portfolio, Managed Bond Portfolio, High Yield Bond Portfolio, Government Securities Portfolio, Growth Portfolio, Equity Income Portfolio, Multi-Strategy Portfolio, International Portfolio, Equity Index Portfolio, Growth LT Portfolio, Equity Portfolio, Bond and Income Portfolio, Emerging Markets Portfolio, Aggressive Equity Portfolio, Mid-Cap Value Portfolio, Large-Cap Value Portfolio, Small-Cap Index Portfolio, REIT Portfolio, Diversified Research Portfolio, International Large-Cap Portfolio, I-Net Tollkeeper Portfolio, Strategic Value Portfolio, and Focused 30 Portfolio (each referred to as a "Series" in the Agreement, and hereinafter referred to as a "Portfolio"); and

     WHEREAS, the Fund intends to establish nine additional Portfolios to be designated as the Global Growth Portfolio, Mid-Cap Growth Portfolio, Capital Opportunities Portfolio, Technology Portfolio, Financial Services Portfolio, Telecommunications Portfolio, Health Sciences Portfolio, Aggressive Growth Portfolio, and Blue Chip Portfolio; and

     WHEREAS, the Fund desires to appoint the Adviser as manager and investment adviser to the Global Growth Portfolio, Mid-Cap Growth Portfolio, Capital Opportunities Portfolio, Technology Portfolio, Financial Services Portfolio, Telecommunications Portfolio, Health Sciences Portfolio, Aggressive Growth Portfolio, and Blue Chip Portfolio under the provisions set forth in the Agreement and in this Addendum; and

     WHEREAS, the Adviser is willing to accept such appointment;

     NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Addendum, it is agreed between the parties hereto as follows:

     1. In addition to its responsibilities as specified in the Agreement, the Fund hereby appoints the Adviser to act as manager and investment adviser with respect to the Global Growth Portfolio, Mid-Cap Growth Portfolio, Capital Opportunities

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        Portfolio, Technology Portfolio,Financial Services Portfolio,
        Telecommunications Portfolio, Health Sciences Portfolio, Aggressive Growth Portfolio, and Blue Chip Portfolio which, in addition to all other Portfolios previously established, shall be deemed one of the Portfolios under the Agreement, subject to the terms and conditions as specified in the Agreement, including section six (6), "Compensation",
        as amended by this Addendum.                            ------------

     2. Section six (6) ("Compensation") of the Agreement is amended by
                          ------------
        replacing the first paragraph with the following language:

           "6. Compensation.  For the services provided and the expenses
               ------------
        borne by the Adviser pursuant to this Agreement, the Fund will pay to the Adviser a fee at an annual rate on the Money Market Portfolio of .40% of the first $250 million of the average daily net assets of the Portfolio, .35% of the next $250 million of the average daily net assets of the Portfolio, and .30% of the average daily net assets of the Portfolio in excess of $500 million; on the Managed Bond, High Yield Bond and Government Securities Portfolios of .60% of the average daily net assets of the Portfolios; on the Growth, Equity Income, Equity and Multi-Strategy Portfolios of .65% of the average daily net assets of the Portfolios; on the Growth LT Portfolio of .75% of the average daily net assets of the Portfolio; on the Large-Cap Value, International Value and Mid-Cap Value Portfolios of .85% of the average daily net assets of the Portfolios; on the Equity Index Portfolio of .25% of the average daily net assets of the Portfolio; on the Emerging Markets, REIT, Global Growth, Technology, Financial Services, Telecommunications and Health Sciences Portfolios of 1.10% of the average daily net assets of the Portfolios; on the Aggressive Equity and Capital Opportunities Portfolios of .80% of the average daily net assets of the Portfolios; on the Small-Cap Index Portfolio of .50% of the average daily net assets of the Portfolio; on the Diversified Research and Mid-Cap Growth Portfolios of .90% of the average daily net assets of the Portfolios; on the International Large-Cap Portfolio of 1.05% of the average daily net assets of the Portfolio; on the I-Net Tollkeeper Portfolio of 1.50% of the average daily net assets of the Portfolio; on the Strategic Value, Focused 30 and Blue Chip Portfolios of 0.95% of the average daily net assets of the Portfolios; and on the Aggressive Growth Portfolio of 1.00% of the average daily net assets of the Portfolio. This fee shall be computed and accrued daily and paid monthly."


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     IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their officers designated below on the date written above.


                              PACIFIC SELECT FUND


Attest:                              By:
----------------------------------     ----------------------------------
Name:  Audrey L. Milfs               Name:  Thomas C. Sutton
Title: Secretary                     Title: Chairman of the Board & Trustee


                        PACIFIC LIFE INSURANCE COMPANY


Attest:                              By:
----------------------------------     ----------------------------------
Name:  Audrey L. Milfs               Name:  Thomas C. Sutton
Title: Secretary                     Title: Chairman of the Board &
                                            Chief Executive Officer

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